                                                                     Exhibit 2.6

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS


     This Agreement ("Agreement") is made as of January 26, 2000, at Eden Prairie, Minnesota, by and among MT Acquiring Corp., a Minnesota corporation ("Buyer Corp"), Tim Hadden and Greg Crow ("Buyer's Principals," and, together with Buyer Corp, "Buyers"), having their principal offices in Eden Prairie, Minnesota, Global MAINTECH, Inc. ("Shareholder") and Magnum Technologies, Inc., a Minnesota corporation ("Seller Corp"), and Global MAINTECH Corporation, a Minnesota corporation and Shareholder's parent company ("Shareholder's Parent") (together with Seller Corp. and Shareholder, "Sellers" and, together with Shareholder and Buyers, the "Parties"), having their principal offices in Eden Prairie, Minnesota.

     Buyer Corp desires to purchase from Sellers, and Sellers desire to sell to Buyer Corp, on the terms and subject to the conditions of this Agreement, including the release of all Claims (as defined below), all of the business and properties of the business currently conducted by Buyer's Principals under the name Magnum Technologies, Inc. (the "Business").

     This Agreement also resolves a number of disputes among the Parties respecting ownership of the common stock of Seller Corp, funds owed by Sellers to Buyer's Principals, funds owed by Seller Corp to Shareholder (e.g., payroll intercompany receivables), and the grant to Buyer's Principals of certain options with respect to the common stock of Shareholder's Parent (the "Stock Options"). In exchange for the conveyance, transfer, assignment and delivery to Buyer Corp of the Assets and other consideration set forth herein, Buyers have agreed, inter alia, that Seller Corp is a wholly-owned subsidiary of Shareholder, and to resolve the disputes between them, and to purchase and sell, respectively, the assets for the consideration set forth herein.

     In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Parties agree as follows:

                   ARTICLE ONE:  PURCHASE AND SALE OF ASSETS

     Sale and Transfer of Assets: Sellers hereby sell, convey, transfer, assign, and deliver to Buyer Corp, and Buyer Corp hereby purchases from Sellers, all the assets and properties used in the Business (the "Assets"), of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located, including, without limitation, the following:

          All property and other rights of Sellers related to the Business, including but not limited to those items listed in the Exhibit A attached hereto, other than property and
              ---------
          rights specifically excluded herein or therein; including all supplies, materials, work in process, finished goods, equipment, machinery, furniture, fixtures, claims and rights under contracts, notes, evidences of indebtedness, purchase and sales orders, copyrights, service marks, trademarks, trade names, trade secrets, patents, patent applications, licenses, royalty rights, deposits, and rights and claims to refunds and adjustments of any kind (except contracts with or obligations to Shareholder or Shareholder's Parent).

    The Assets shall, without limitation, include all assets and property of the Business reflected on its balance sheet as of December 31, 1999, and attached hereto as Exhibit B, and all assets and property thereafter acquired by the
          ---------
Business before the date hereof, except those assets disposed of in the ordinary course of business at the direction of Buyer's Principals or as permitted by this Agreement.

    Sellers' Release of Claims: Sellers hereby release Buyers from any and all claims arising out of the association of Buyer's Principals with Sellers, and hereby terminate all obligations of Buyer's Principals under any agreement, written or oral, with Sellers, except the agreements contained herein.

    Consideration from Buyer Corp at Closing: The following, taken together with Buyer's representations, warranties and covenants set forth herein, shall constitute full payment for the transfer of the Assets by Sellers to Buyer Corp.

    Assumption of Liabilities: Buyer Corp hereby assumes only those obligations and contracts listed in Exhibit C attached hereto. It is expressly understood
                        ---------
and agreed that Buyer Corp shall not be liable for any of the obligations or liabilities of Sellers of any kind and nature other than those specifically assumed by Buyer Corp under this paragraph. Specifically, and without limiting the foregoing, Buyer Corp shall not and does not assume any inter-company receivables owed to Shareholder's Parent for payroll advances made on behalf of Seller Corp, nor for the withholding taxes payable for Seller Corp or its employees prior to the date hereof. Furthermore, Buyer Corp does not assume any liability for rent payable by Seller Corp to Shareholder's Parent for any period prior to the date hereof.

    The assumption by Buyer Corp of the debts, liabilities, and obligations set forth on Exhibit C shall expressly exclude: (i) any tax imposed on Sellers because of the sale of their assets and business; (ii) any of the liabilities or expenses of Sellers incurred in negotiating and carrying out their obligations under, or contemplated by, this Agreement; (iii) any obligations of Sellers under employee agreements with existing employees of Sellers except Buyer's Principals; (iv) any obligations incurred by Sellers after the Closing Date; and
(v) any liabilities or obligations incurred by Sellers in violation of, or as a result of Sellers' violation of, this Agreement.

    Subordinated Promissory Note: Buyer Corp agrees to deliver a subordinated promissory note payable to Shareholder in the amount of $214,000 in substantially the form attached hereto as Exhibit D (the "Subordinated
                                          ---------
Promissory Note").

    Allocation of Consideration: The consideration provided Buyer Corp hereunder (the "Purchase Price") shall be allocated as follows:


    1.    Total current assets                $117,248

    2.    Machinery and equipment               79,038

    3.    Furniture and fixtures                10,000

    4.    Patents, trademarks and copyrights   147,086

    5.    Goodwill                                  --

    6.    All other assets                          --

    TOTAL PURCHASE PRICE                      $353,372

    Each of the Parties agrees to report this transaction for federal tax purposes in accordance with the foregoing allocation of the Purchase Price.

    Excise, Withholding, and Property Taxes: Sellers shall pay all sales and use taxes arising out of the transfer of the Assets and shall pay their portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Business. Buyers shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

            ARTICLE TWO:  REPRESENTATIONS AND WARRANTIES OF SELLERS

    The following representations and warranties of Sellers are expressly limited to the extent that Buyers have any information not disclosed to Sellers that would render such representations and warranties materially false, misleading, incorrect, or inaccurate. Buyers shall have no right to indemnification from Sellers for any damage caused by inaccuracies in the following if prior to the date hereof Buyers knew in fact that such information was materially false, misleading, incorrect, or inaccurate. Furthermore, the following shall assume that Buyer's consideration set forth herein has been given (i.e., the transfer of Buyer's interest in Sellers Corp has taken place).

     Subject to the foregoing, Sellers, jointly and severally, represent and warrant that:

    Title to Assets: Sellers have good and marketable title to all of the Assets. All of the Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for continuing servicing obligations upon certain contracts with customers, which obligations are being assumed by Buyers hereunder.

    Other Tangible Personal Property:  Exhibit A to this Agreement is a complete
                                       ---------
and accurate schedule describing, and specifying the location of, all machinery, equipment, furniture, supplies, and all other tangible personal property owned by, in the possession of, or used by Sellers in connection with the Business. The property listed in Exhibit A constitutes all such tangible personal property
                       ---------
necessary for the conduct of the Business as now conducted.

    Except as stated in Exhibit A, no personal property used in connection with
                        ---------
the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Sellers.

    Organization, Standing, and Qualification: Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it.

    Financial Statements:  Exhibit B to this Agreement sets forth consolidated
                           ---------
and consolidating balance sheets of the Business as reported internally, as of November 30, 1999, and December 31, 1999, and the related consolidated and consolidating statements of income for the fiscal periods ending on those dates. The Financial Statements fairly present the transactions recorded throughout the periods indicated and properly record those transactions in the balance sheets and results of operations included in the Financial Statements.

    Accounts Receivable: All accounts receivable of the Business shown on the balance sheet of the Business as of December 31, 1999, included in the Financial Statements, and all accounts receivable of the Business created after that date, arose from valid sales in the ordinary course of business. With the exception of any pledge or encumbrance created by or at the written direction of Buyers' Principals, no account receivable of the Business is subject to pledge or encumbrance.

    Trade Names, Trademarks, and Copyrights:  Exhibit A to this Agreement sets
                                              ---------
forth all trade names, trademarks, service marks, copyrights and their registrations used in the Business and owned by Sellers or in which Sellers have any rights or licenses, together with a brief description of same. Except as set forth in Exhibit A, Sellers are not a party to any license, agreement, or
             ---------
arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks, trade names, copyrights or applications for same. To Sellers' knowledge, Sellers own, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for the Business as now conducted and such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

    Patents and Patent Rights:  Exhibit A to this Agreement sets forth all
                                ---------
patents, inventions, industrial models, processes, designs, and applications for patents used in the Business and owned by Sellers or in which Sellers have any rights, licenses, or immunities. The patents and applications for patents listed in Exhibit A are valid and in full force and effect and are not subject
          ---------
to any taxes, maintenance fees, or actions.  Except as set forth in Exhibit G,
                                                                    ---------
there have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Exhibit A. Each patent application is awaiting action by its
          ---------
respective patent office except as otherwise indicated in Exhibit A.  The
                                                          ---------
manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Exhibit A does not
                                                              ---------
violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation and, to Sellers'
knowledge, Sellers have not infringed and are now not infringing on any patent or other right belonging to any person, firm, or corporation. Except as set forth in Exhibit A, Seller Corp is not a party to any license, agreement, or
         ---------
arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. To Sellers' knowledge, Sellers have the right and authority to use such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable them to conduct and to continue to conduct all phases of the Business in the manner currently conducted by them, and such use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

    Trade Secrets:  Exhibit A to this Agreement contains a true and complete
                    ---------
list, without extensive or revealing descriptions, of all of Sellers' trade secrets, including technical data, used in the Business. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth within Exhibit A. Each trade secret's documentation is current,
                 ---------
accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyers without reliance on the special knowledge or memory of others.

    Sellers are the sole owners of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Exhibit A.
                                         ---------

          To Sellers' knowledge, all these trade secrets are presently valid and protectable, are not part of the public knowledge or literature, and have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons or to the detriment of Seller Corp.

    Existing Employment Contracts:  Exhibit E to this Agreement is a list of all
                                    ---------
Sellers' material employment contracts, collective bargaining agreements, and pension, bonus, profit sharing, stock option, or other agreements in writing, if any, providing for employee remuneration or benefits in connection with the Business. To the best of Sellers' knowledge, Sellers are not in default under any of these agreements.

    Insurance Policies: Sellers have maintained and now maintain (i) insurance on all of the Assets which are of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

    Compliance with Laws: Sellers have received no notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting the Assets or the Business, and to the best of their knowledge there are no such violations.

    Litigation:  Except as set forth in Exhibit F there is no suit, action,
                                        ---------
arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Sellers, threatened against Sellers that would, if determined in a manner adverse to Sellers, affect Sellers' ability to sell and transfer the Assets.

    No Breach or Violation: The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or by-laws of Sellers or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which any Seller is a party or by which any Seller or the property of any Seller is bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of any Seller; or (iii) the creation or imposition of any lien, charge, or encumbrance on any of the Assets.

    Authority and Consents: Sellers have the right, power, legal capacity, and authority to enter into, and to perform their respective obligations under, this Agreement, and, except as set forth in Exhibit H hereto, no approvals or
                                       ---------
consents of any persons are necessary in connection with such execution and performance. The execution, delivery and performance of this Agreement by Sellers has been duly authorized by all requisite corporate action.

    Full Disclosure: None of the representations and warranties made by Sellers herein or in any certificate or memorandum furnished or to be furnished by any of them in connection herewith, or on their behalf, contains any untrue statement of a material fact, or omits any material fact the omission of which would be materially misleading.

            ARTICLE THREE:  BUYERS' REPRESENTATIONS AND WARRANTIES

    Buyers represent and warrant that:

    Organization, Standing, and Qualification: Buyer Corp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it.

    Ownership of Claims: Buyer Corp has good and marketable title to all of the Claims and all interests in all of the Claims. All of the Claims are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions.

    Authority and Consents: Buyers have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement, and no approvals or consents of any persons are necessary in connection with such execution and performance. The execution, delivery and performance of this Agreement by Buyers has been duly authorized by all requisite corporate action.

    Full Disclosure: None of the representations and warranties made by Buyers herein or in any certificate or memorandum furnished or to be furnished by any of them in connection herewith, or on their behalf, contains any untrue statement of a material fact, or omits any material fact the omission of which would be materially misleading.

    Operation of the Business: Buyers' Principals have at all times up to the date hereof operated the Business in ordinary course and without delaying revenue recognition in any manner or otherwise intentionally reducing the apparent value of the Business.

    Bulk Sales Law: Buyers hereby waive compliance with the provisions of the Minnesota Commercial Code relating to bulk transfers in connection with this sale of assets, subject to the indemnities of Sellers contained herein. Nothing in this paragraph shall estop or prevent either Buyers or Sellers from asserting as a bar or defense to any action or proceeding brought under that law that it is not applicable to the sale contemplated hereunder.

        ARTICLE FOUR:  CONDITIONS PRECEDENT TO BUYER CORP'S OBLIGATIONS

    The obligation of Buyer Corp to purchase the Assets under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set forth below. Buyer Corp may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer Corp of any of its other rights or remedies, at law or in equity, if any of Sellers shall be in default of any of their representations or warranties under this Agreement.

    Accuracy of Sellers' Representations and Warranties: Except as otherwise permitted by this Agreement, all representations and warranties by each of Sellers herein or in any written statement that shall be delivered to Buyers by any of Sellers under this Agreement shall be true on and as of the Closing Date.

    Bill of Sale: Sellers shall execute and deliver to Buyer Corp a warranty bill of sale (except as to matters caused by Buyers' Principals being in breach of such warranty) with respect to all of the Assets (the "Bill of Sale").

    Performance by Sellers: Sellers shall have satisfied all conditions required by this Agreement to be satisfied by them, or any of them, on or before the date hereof.

    Opinion of Sellers' Counsel: Buyers shall have received from Dorsey & Whitney LLP, counsel for Sellers, an opinion dated the date hereof, in form and substance satisfactory to Buyers and their counsel, that:

         (i) Sellers are corporations duly organized and validly existing and in good standing under the laws of the State of Minnesota, and each has all necessary corporate power to own its properties as now owned and operate its business as now operated;

         (ii) This Agreement has been duly and validly authorized and, when executed and delivered by Sellers, will be valid and binding on all of them and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         (iii) Neither the execution nor delivery of the Agreement nor the consummation of the transactions contemplated in the Agreement will constitute (a) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of, Sellers' articles of incorporation, by-laws, or any indenture, license, lease, franchise, mortgage, instrument, or other agreement known to us to which any Seller is a party, or by which they or their properties may be bound,
                (b) an event that would permit any party to any agreement or instrument known to us to terminate it or to accelerate the maturity of any indebtedness or other obligation of Sellers, or
                (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any of the Assets; and

         (iv) Except as set forth in Exhibit F and G to the Agreement, counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting Sellers or any of the Assets.

    Approval of Buyers' Counsel: Buyers shall have received from their counsel, Michael B. Daugherty, an opinion that may be based on the opinion of counsel for Sellers, on any evidence referred to in the opinion of Sellers' counsel, and on any other evidence that Buyers' counsel may deem necessary or desirable.

    Corporate Approval: The execution, delivery and performance of this Agreement by Sellers shall have been duly authorized by all necessary corporate action, and Buyers shall have received copies of all resolutions pertaining to such authorization, certified by the respective secretaries of Sellers.

    Consents: All necessary agreements and consents to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered hereby, shall have been obtained by Sellers from the persons and entities set forth in Exhibit H hereto and delivered to Buyers.
                      ---------

    Approval of Documentation: The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyers under this Agreement shall be satisfactory in all reasonable respects to Buyers and their counsel.

          ARTICLE FIVE:  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

    The obligation of Sellers to sell and transfer the Assets under this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions:

    Accuracy of Buyers' Representations and Warranties: All representations and warranties of Buyers in this Agreement or in any written statement delivered by Buyers under this Agreement to be satisfied by them shall be true on and as of the Closing Date.

    Buyers' Performance: Buyers shall have satisfied all conditions required by this Agreement to be satisfied by them on or before the date hereof.

    Opinion of Buyers' Counsel: Buyers shall have furnished Sellers with an opinion, dated the date hereof, of Michael B. Daugherty, counsel for Buyers, in form and substance satisfactory to Sellers and their counsel, to the effect that:

         (i) Buyer Corp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all requisite corporate power to perform its obligations under the Agreement;

         (ii) All corporate proceedings required by law or by the provisions of the Agreement to be taken by Buyers on or before the Closing Date in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly and validly taken;

         (iii) Buyer Corp has the corporate power and authority to acquire the Assets for the consideration set forth herein;

         (iv) Every consent, approval, authorization, or order of any court or governmental agency or body that is required for the consummation by Buyers of the transactions contemplated by the Agreement has been obtained and will be in effect on the Closing Date;

         (v) The consummation of the transactions contemplated by the Agreement does not violate or contravene any of the provisions of any charter, by-law or resolution of Buyer Corp or of any indenture, agreement, judgment, or order known to Buyers' counsel to which Buyers are a party or by which Buyers are bound.

In rendering its opinion, counsel for Buyers may rely on certificates of governmental authorities.

    Buyer Corp's Corporate Approval: The board of directors and holders of a majority of the outstanding stock of Buyer Corp shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyers to be performed under this Agreement on or before the Closing Date.

    Consents:  The parties listed on Exhibit H shall have consented to the
                                     ---------
transactions contemplated herein.

    Approval of Documentation: The form and substance of all certificates, instruments, opinions, and other documents delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.

                           ARTICLE SIX:  THE CLOSING

    Time and Place: The transfer of the Assets by Sellers to Buyer Corp (the "Closing") occur concurrently with the execution of this Agreement on the date first set forth above (the "Closing Date").

    Sellers' Obligations at Closing: At the Closing, Sellers shall deliver or cause to be delivered to Buyers:

         (i) The Bill of Sale and all other necessary instruments of assignment and transfer with respect to the Assets;

         (ii) The opinion of counsel to Sellers, dated the Closing Date, as provided for herein; and

         (iii)  The Assets.

    Buyers' Obligations at Closing: At the Closing, Buyers shall deliver to Sellers the following instruments and documents against delivery of the items specified to be delivered by Sellers above:

         (i) Certificates representing the total number of shares of Seller Corp or Shareholder's Parent in the possession of Buyers to be delivered at the Closing;

         (ii) The opinion of counsel to Buyers, dated the Closing Date, as provided for herein;

         (iii) Certified resolutions of Buyer Corp's board of directors, in form satisfactory to counsel for Sellers, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Buyer Corp under this Agreement; and

              ARTICLE SEVEN:  SELLERS' OBLIGATIONS AFTER CLOSING

    Sellers' Indemnity: Sellers shall indemnify, defend, and hold harmless Buyers against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Buyers shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Sellers to perform any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Sellers under this Agreement; provided, however, that Sellers shall be under no obligation to indemnify Buyers in connection with any claims arising hereunder unless and until the losses the subject of such claims exceed $25,000 in the aggregate, in which event Buyers shall be entitled to seek indemnification from Sellers only for the amount of such losses in excess of $25,000.

  Buyers shall promptly notify Sellers of the existence of any claim, demand, or other matter to which Sellers' indemnification obligations would apply, and shall give Sellers a reasonable opportunity to defend the same at their own expense and with counsel of their own selection. If Sellers shall fail to defend within a reasonable time after this notice, Buyers shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of Sellers. If the claim is one that cannot by its nature be defended solely by Sellers (including, without limitation, any federal or state tax proceeding), then Buyers shall make available all information and assistance that Sellers may reasonably request.

    Seller Corp's Name: Sellers agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name "Magnum Technologies, Inc.," and that they will dissolve Seller Corp promptly after the Closing Date.

    Non-Compete: Sellers agree that for a period of one year from the Closing Date, they will not compete, directly or indirectly, with Buyer Corp in any business in which the Business is currently engaged.

    Business Offices: Sellers agree to permit Buyers to remain at the current location of the Business for a period not to exceed 120 days from Closing at a gross rental of $2000 per month payable to Shareholder.

    Further Assurances: Sellers, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyers, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyers for the purpose of assigning, transferring, granting, conveying, and confirming to Buyers, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Buyers, Sellers further agree to prosecute or otherwise enforce in their own name for the benefit of Buyers any claims, rights, or benefits that are transferred to Buyers by this Agreement and that require prosecution or enforcement in Sellers' name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyers expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by any of the Sellers.

               ARTICLE EIGHT:  BUYERS' OBLIGATIONS AFTER CLOSING

    Buyers' Release of Claims: Commencing on the Closing Date and forever thereafter, Buyers shall not pursue, and hereby release Sellers from, any and all claims relating to the following items (the "Claims"):

          (i)   any subscription payment owed by Shareholder to Seller Corp;

          (ii) any shares of common stock of Seller Corp owned by Buyer's Principals on or prior to the date hereof;

          (iii) any web page and intranet services rendered by Buyer's Principals as employees of Sellers;

          (iv)  any Stock Options or capital stock of Shareholder's Parent; and

          (v) any obligations of Shareholder and/or Shareholder's Parent for sums payable to Buyer's Principals pursuant to the grant of stock options and the "earn out" formula(s) contemplated in the April 1, 1998 letter agreement and its predecessor agreements between Buyer's Principals and Shareholder.

          (vi) the Parties' conduct prior to the date hereof, except for the performance of the terms hereof.

    Buyers' Indemnity: Buyers shall indemnify, defend, and hold harmless Sellers against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Sellers shall incur or suffer which arise, result from, or relate to any breach of, or failure by Buyers to perform any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyers under this Agreement; provided, however, that Buyers shall be under no obligation to indemnify Sellers in connection with any claims arising hereunder unless and until the losses the subject of such claims exceed $25,000 in the aggregate, in which event Sellers shall be entitled to seek indemnification from Buyers only for the amount of such losses in excess of $25,000.

  Sellers shall promptly notify Buyers of the existence of any claim, demand, or other matter to which Sellers' indemnification obligations would apply, and shall give Buyers a reasonable opportunity to defend the same at their own expense and with counsel of their own selection. If Buyers shall fail to defend within a reasonable time after this notice, Sellers shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of Buyers. If the claim is one that cannot by its nature be defended solely by Buyers (including, without limitation, any federal or state tax proceeding), then Sellers shall make available all information and assistance that Buyers may reasonably request.

    Non-Compete: Buyers agree that, for a period of one year from the Closing Date, Buyers will not compete, directly or indirectly, with Sellers in any business outside the scope of the Business as of the Closing Date.

                           ARTICLE NINE:  PUBLICITY

    All notices to third parties and all other publicity concerning the transactions contemplated herein shall be jointly planned and coordinated by and between Buyers and Sellers. None of the Parties shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld.

                              ARTICLE TEN:  COSTS

    Finder's or Broker's Fees: Each of the Parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated herein, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

     Sellers and Buyers each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

                      ARTICLE ELEVEN:  FORM OF AGREEMENT

    Effect of Headings: The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

    Entire Agreement; Modification; Waiver: This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    Counterparts: This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           ARTICLE TWELVE:  PARTIES

    Parties in Interest: Except as otherwise provided herein, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

    Assignment: This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that Buyer Corp may not assign any of its rights hereunder, except to a wholly owned subsidiary of Buyer Corp. No such assignment by Buyer Corp to its wholly owned subsidiary shall relieve Buyer Corp of any of its obligations or duties hereunder.

                          ARTICLE THIRTEEN:  REMEDIES

    Arbitration: Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Minneapolis, Minnesota in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating, and making and consummating acquisition agreements.

    Specific Performance and Waiver of Rescission Rights: Each Party's obligation under this Agreement is unique. Each of the Parties acknowledges that if any Party should default in its obligations under this Agreement, it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated hereunder shall be consummated at the Closing, each of the Parties waives any rights that it or he may have to rescind this Agreement or the transactions consummated hereunder; provided, however, this waiver shall not affect any other rights or remedies available to the Parties under this Agreement or under the law.

    Recovery of Litigation Costs: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover, in addition to any other relief to which it or they may be entitled, reasonable attorneys' fees and other costs incurred in that action or proceeding.

                   ARTICLE FOURTEEN:  NATURE AND SURVIVAL OF
                        REPRESENTATIONS AND OBLIGATIONS

    No representations or warranties whatever are made by any party, except as specifically set forth in this Agreement or in any instrument, certificate, opinion, or other writing provided for herein. All statements contained in any of these instruments, certificates, opinions, or other writings shall be deemed to be representations and warranties under this Agreement. The representations, warranties, and indemnities made by the Parties in this Agreement, or in instruments, certificates, opinions, or other writings provided for in the covenants and agreements to be performed or complied with by the respective Parties, shall be deemed to be continuing and shall survive the Closing, but shall expire on the first anniversary date hereof. All claims on such matters shall have been made, or an action at law or in equity shall have been commenced or filed, before such anniversary date. Nothing in this paragraph shall affect the obligations and indemnities of the Parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

    The limitation period for the survival of the above-specified representations and warranties shall not apply to any fraudulent breach, representation, or warranty, or to any breach or inaccuracy in any representations or warranties known to Sellers or Buyers on the Closing Date.

                           ARTICLE FIFTEEN:  NOTICES

    All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

    To Sellers at:      Global MAINTECH, Inc.
                        7578 Market Place Drive
                        Eden Prairie, MN 55344
                        Attention:  Chief Executive Officer

    To Buyers at:       MT Acquiring Corp.
                        7578 Market Place Drive, Suite 200
                        Eden Prairie, MN 55344
                        Attn: Greg Crow, President

Any party may change its address for purposes of this paragraph by giving the other Parties written notice of the new address in the manner set forth above.


                        ARTICLE SIXTEEN:  GOVERNING LAW

  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota without regard to conflicts of laws principles thereof.


                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.

    GLOBAL MAINTECH, INC


    By  /s/ Trent Wong
        ----------------------
       Trent Wong
       Chief Executive Officer


    GLOBAL MAINTECH CORPORATION


    By  /s/ Trent Wong
        ----------------------
       Trent Wong
       Chief Executive Officer



    MAGNUM TECHNOLOGIES, INC.


    By: /s/ James Geiser
       -----------------------
       James Geiser
       Treasurer


    MT ACQUIRING CORP.


    By: /s/ Greg Crow
       -----------------------
       Greg Crow
       President


    /s/ Tim Hadden
    --------------------------
    Tim Hadden

    /s/ Greg Crow
    --------------------------
    Greg Crow